                                                                    EXHIBIT 99.1

             ENERGY WEST SUCCESSFULLY COMPLETES NEW CREDIT FACILITY

GREAT FALLS, Mont., September 30/PRNewswire-First Call/--ENERGY WEST,
INCORPORATED (NASDAQ: EWST - News) announced today that it has entered into a
$23 million secured revolving credit facility with LaSalle Bank National
Association. The credit facility replaces the Company's line of credit with
Wells Fargo Bank Montana, and proceeds from the LaSalle facility were used to pay in full the amounts due to Wells Fargo. The Company utilized $2.2 million of the new line of credit to pay the final settlement amount with PPL Montana, LLC, terminating all proceedings in the lawsuit.

The terms of the LaSalle credit facility require that the Company restructure its long term debt by March 31, 2004. In connection with that restructuring, the
Company will seek to increase the amount of its long term debt by approximately
$8 million and the LaSalle credit facility would be correspondingly reduced. The credit facility also provides that the Company must complete the restructuring of its long term debt before reinstating a dividend.

Energy West's Interim President and CEO John C. Allen stated, "We are very pleased to announce the completion of this new credit facility with LaSalle.
This is a significant step forward in our effort to strengthen the Company's balance sheet and our effort to reinstate a cash dividend. While we are disappointed in our fiscal year 2003 results announced separately today, we believe this credit facility, together with substantial cost control measures we have instituted, provides a solid foundation for the future of our Company. We look forward to a long and beneficial relationship with LaSalle as our line of credit lender."

Allen added, "The immediate effect of completing this deal is to provide a stable lending relationship for our operating cash needs and allow our management team to focus on implementing our business plan to increase shareholder value."

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Safe Harbor Forward Looking Statement: Energy West is including the following cautionary statement in the release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of
1995 for any forward-looking statements made by, or on behalf of Energy West.
Forward-looking statements are all statements other than statements of historical fact, including without limitation those that are identified by the use of the words "anticipates," "estimates," "expects," "intends," "plans,"
"predicts," and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, changes in the utility regulatory environment, wholesale and retail competition, weather conditions, litigation risk and various other matters, many of which are beyond Energy West's control. Energy West expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Energy West's expectations with regard thereto or any change in events, conditions, or circumstances on which any such statement is based.

For additional  information or  clarification,  please contact:  JoAnn S. Hogan,
Financial  Communications,  1-406-791-7555,  jshogan@ewst.com  of  Energy  West,
Incorporated.

Our toll-free number is 1-800-570-5688.  Our web address is www.energywest.com

Our address is P.O. Box 2229, Great Falls MT 59403-2229